Exhibit 2.02

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is made as of December 28, 2011, by MERRILL LYNCH GLOBAL PRIVATE EQUITY, INC. (the “Sellers’ Representative”) and NPC INTERNATIONAL HOLDINGS, INC. (the “Purchaser”).

WHEREAS, Sellers’ Representative and Purchaser are parties to that certain Purchase and Sale Agreement, dated as of November 6, 2011 (the “Agreement”), by and among NPC Acquisition Holdings, LLC, each of the Sellers listed on Annex I thereto, the Purchaser and, solely for purposes of Section 12.13 thereof, the Sellers’ Representative (capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement);

WHEREAS, pursuant to Section 12.07 of the Agreement, the Agreement may only be amended by an instrument in writing signed by, or on behalf of, the Sellers’ Representative and the Purchaser; and

WHEREAS, the Parties desire to amend the Agreement and provide for certain other matters as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to legally bind the Parties, the Sellers’ Representative and the Purchaser hereby agree as follows:

1. Restatement of Annex A. Annex I to the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

2. Restricted Units. Section 2.05 of the Agreement is hereby amended by adding the following at the end of such Section:

“Notwithstanding the foregoing, with respect to James Schwartz and any other Seller who holds Restricted Interests, (i) an amount equal to such Seller’s Restricted Unit Percentage Interest of the Preliminary Net Purchase Price (the “Preliminary Restricted Interest Amount”) shall be deducted from the amount otherwise payable to such Seller pursuant to Section 2.05(c), (ii) Purchaser shall deliver such Preliminary Restricted Interest Amount at the Closing to NPC International by wire transfer of immediately available funds to the Company Option Account and (iii) NPC International shall pay such Preliminary Restricted Interest Amount, less all applicable withholding Taxes required to be withheld with respect to such payment, to such Seller through its payroll procedures. For purposes of this Agreement, “Restricted Unit Percentage Interest” means the percentage of the outstanding Restricted Interests owned by a Seller in relation to the Aggregate Fully Diluted Membership Interests. For the avoidance of doubt, it is agreed that the Membership Interests issued to James Schwartz pursuant to the Restricted Common Unit Bonus Award Agreement, dated May 5, 2010, between James Schwartz and NPC, that were unvested as of the date one day prior to the Closing Date in accordance with the terms of such agreement are Restricted Interests.”

3. Promissory Note. Purchaser may pay any portion of the consideration payable to the Sellers pursuant to Section 2.05(c) of the Agreement by delivering to the Sellers’ Representative (on behalf of the Sellers) a promissory note in the form attached hereto as Exhibit B in the aggregate principal amount equal to such portion and Purchaser hereby agrees to pay the aggregate principal amount of any such promissory note as promptly as practicable, but in no event later than 5:00 p.m. Eastern time, on the Closing Date.

4. Purchaser Shares. The defined term “Purchaser Shares” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

““Purchaser Shares” means, with respect to each Rollover Seller, a number of shares of Purchaser Common Stock equal to (i) such Rollover Seller’s Rollover Amount, divided by (ii) $100.00.”

5. Tax Withholding. Pursuant to Section 2.12 of the Agreement, Purchaser hereby notifies Sellers’ Representative that Purchaser intends to cause NPC International to withhold from all payments required to be made under the Agreement or the Escrow Agreement in respect of Restricted Interests or NPC Options all applicable Taxes required to be withheld with respect to such payments.

6. No Modification. On and after the effective date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect in accordance with its terms, and except as expressly set forth in this Amendment no other amendment or modification to the Agreement is agreed to or implied.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Amendment shall be resolved in accordance with Sections 12.11 and 12.12 of the Agreement, which are incorporated by reference herein as though fully set forth herein.

8. Counterparts. This Amendment may be executed and delivered (including by scanned or facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERRILL LYNCH GLOBAL PRIVATE EQUITY, INC.

By:	/s/ Jeffrey M. Atkins
	Name:	Jeffrey M. Atkins
	Title:	Managing Director

[Amendment to Purchase and Sale Agreement]

NPC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Evan Eason
	Name:	Evan Eason
	Title:	Vice President and Assistant Secretary

[Amendment to Purchase and Sale Agreement]